Exhibit 99.1

NEWS RELEASE

Contacts:
FOR IMMEDIATE RELEASE	Janet Yang, Finance Manager investorrelations@wtoffshore.com 713-297-8024

Danny Gibbons, SVP & CFO jgibbons@wtoffshore.com 713-624-7393

W&T Offshore Announces New Revolving Credit Facility

HOUSTON—May 5, 2011—W&T Offshore, Inc. (NYSE: WTI) announced today that it has entered into a new four year revolving bank credit facility that increases the Company’s borrowing base and revolver capacity to $525 million compared to $405.5 million under the prior bank credit facility. In addition, the borrowing base and revolver capacity will automatically increase to $575 million when the previously announced acquisition of certain properties from Shell Offshore Inc. is completed, which is expected to be in the second quarter of 2011. While not currently included in the borrowing base, the Permian Basin properties recently announced to be acquired also have the potential for increasing the borrowing base at a subsequent borrowing base redetermination.

The Fourth Amended and Restated Credit Agreement is between the Company as the borrower, Toronto Dominion (Texas) LLC as the administrative agent and various lenders. The terms of the new credit agreement are substantially the same as under the prior credit agreement. Borrowings under the revolving credit facility are secured by the Company’s oil and natural gas properties and are guaranteed by certain of the Company’s wholly owned subsidiaries. Availability under the revolving credit facility will be subject to a semi-annual redetermination (April and October) of the Company’s borrowing base, calculated by the lenders based on their evaluation of the Company’s proved reserves using their own internal criteria. The revolving credit facility has a maturity date of May 5, 2015, which will be accelerated to March 15, 2014 only if the Company does not refinance or pay in full its 8.25% senior notes due in 2014.

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “This new revolver puts us in an even stronger liquidity position and supports our continuing growth strategy.”

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisitions, exploitation and exploration and holds working interests in approximately 68 fields in federal waters, state waters and onshore. A majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and other public filings (www.sec.gov).

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